UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

Sentio Healthcare Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 11, 2017, Sentio Healthcare Properties, Inc. (the “Company”) approved recommending to its stockholders that they reject a mini-tender offer made by MacKenzie Realty Capital, Inc., for up to 400,000 shares of the Company’s common stock, which is approximately 3.5% of the outstanding shares of the Company. The response containing this recommendation that is to be mailed to the Company’s stockholders is included below.

May 11, 2017

Re: Tender offer by a third party for Sentio Healthcare Properties, Inc. shares

Dear Stockholder:

You may soon receive correspondence from MacKenzie Realty Capital, Inc. (the “Bidder”) relating to a tender offer to purchase your shares of Sentio Healthcare Properties, Inc. (“Sentio”). The Bidder has informed us that its offer price will be $11.34 per share. We believe the Bidder’s offer price is significantly less than the value of your shares and recommend against selling shares at that price.

To decline the Bidder’s tender offer, simply ignore it. You do not need to respond to anything. In arriving at our recommendation against selling your shares to the Bidder, we considered the following:

•	On May 3, 2017, Sentio entered a merger agreement with affiliates of Kayne Anderson Real Estate Advisors (“KAREA”), under which affiliates of KAREA will acquire Sentio by way of merger. Although completion of the transaction is subject to the approval of the Sentio stockholders and satisfaction of various closing conditions, the transaction is currently expected to close in the third quarter of 2017.

•	Under the terms of the merger agreement, Sentio stockholders will receive: (i) no less than $14.37 per share in cash at the closing of the merger; (ii) up to an additional $0.55 per share in cash at the closing of the merger based upon final pricing calculations; and (iii) one contingent value right for each share of common stock of Sentio held. The contingent value right represents a proportionate interest in up to an additional $8.76 million (subject to certain increases under the terms of the merger agreement) that could be released at various times from the closing of the merger until three years after the closing of the merger, with such amount being subject to reduction as a result of certain indemnification rights of KAREA under the merger agreement. Should the maximum amount of funds in the escrow be released to the stockholders, the result would be up to an additional $0.29 per share in cash. The resulting range of total cash consideration to the stockholders is between $14.37 and $15.21 per share (subject to certain increases under the terms of the merger agreement). Sentio’s current estimate of the amount payable per share of common stock at closing is $14.65 per share. This estimate is $3.31 per share above the Bidder’s offer price of $11.34.

•	In connection with the execution of the merger agreement, Sentinel RE Investment Holdings LP, the holder of a majority of the votes entitled to be cast in connection with the merger, has undertaken to vote in favor of the merger agreement and can approve the merger agreement on behalf of the Sentio stockholders.

Please be aware that once you agree to sell your shares to the Bidder, even if the offer remains open, you may not change your mind and withdraw the assignment of your shares to the Bidder. Also, the Bidder is in no way affiliated with Sentio or its external advisor, Sentio Investments, LLC. Finally, please note that the Bidder does not have a copy of our stockholder list. The Bidder’s mailing will be conducted by a third party, which has agreed to keep the list of our stockholders confidential.

We acknowledge that each stockholder must evaluate whether to tender his or her shares to the Bidder. We believe that in making a decision as to whether to tender Sentio shares, each stockholder should keep in mind that we can make no assurances with respect to the successful completion of the proposed merger.

We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

If you have any questions related to the tender offer, please contact our investor relations team at (888) 811-1753. We greatly appreciate the opportunity to serve you as a stockholder in Sentio.

Sincerely,

/s/ John Mark Ramsey

John Mark Ramsey

Chief Executive Officer, President and Director

Additional Information About the Merger and Where to Find It

This communication does not constitute a solicitation of materials of any vote or approval in respect of the proposed merger involving Sentio or otherwise. In connection with the proposed merger, a special stockholder meeting will be announced soon to obtain stockholder approval. In connection with the proposed merger, Sentio intends to file relevant materials, including a proxy statement, with the Securities and Exchange Commission (the “SEC”). Investors and security holders of Sentio are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about Sentio and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Sentio with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at the Company’s website at http://www.sentiohealthcareproperties.com or by sending a written request to Sentio at 189 South Orange Ave., Suite 1700, Orlando, Florida 32801, Attention: Spencer Smith.

Participants in the Solicitation

Sentio and its directors and executive officers and Sentio Investments LLC and certain members of its management and employees may be deemed to be participants in soliciting proxies from the stockholders of Sentio in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Sentio’s stockholders in connection with the proposed merger and their ownership of Sentio’s common stock will be set forth in the proxy statement for its special meeting. Investors can find more information about Sentio’s executive officers and directors as well as Sentio Investments LLC and certain members of its management and employees in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in its definitive proxy statement filed with the SEC on Schedule 14A on September 13, 2016.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “believes”, “anticipates”, “expects”, “may”, “will”, “would,” “should”, “estimates”, “could”, “intends”, “plans” or other similar expressions are forward-looking statements. Forward-looking statements involve significant known and unknown risks and uncertainties that may cause Sentio’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors: the failure to receive, on a timely basis or otherwise, the required approvals by Sentio’s stockholders; the risk that a condition to closing of the proposed merger may not be satisfied; Sentio’s and the KAREP affiliates’ ability to consummate the proposed merger. There can be no assurance that the proposed transaction will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1.A in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, stockholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Sentio or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this communication. Sentio does not undertake any obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.